Exhibit 10(a)
UNION PACIFIC CORPORATION
GRANT NOTICE FOR 2021 STOCK INCENTIVE PLAN
PERFORMANCE STOCK UNITS

FOR GOOD AND VALUABLE CONSIDERATION, Union Pacific Corporation (the “Company”), hereby grants to Participant named below (for purposes hereof, references herein to “you” or “your” shall refer to such Participant) the number of Stock Units specified below (the “Award”), upon the terms and subject to the conditions set forth in this Grant Notice, the Union Pacific Corporation 2021 Stock Incentive Plan (the “Plan”), the Standard Terms and Conditions (the “Standard Terms and Conditions”) adopted under such Plan and described in this Grant Notice, and the Union Pacific Corporation Long Term Plan (the “Long Term Plan”) approved and adopted by the Compensation and Benefits Committee of the Company’s Board of Directors (the “Committee”), and the Policy for Recoupment of Certain Compensation, each as amended from time to time. In addition, if you become eligible for and entitled to severance benefits under a broad based severance pay policy of the Company that include waiver of the continuous employment requirement applicable to the Stock Units (the “Severance Policy”), the Award also shall be subject to the terms of such Severance Policy.

Each Stock Unit subject to this Award represents the right to receive one share of the Company’s common stock, par value $2.50 (the “Common Stock”), subject to the conditions set forth in this Grant Notice, the Plan, the Standard Terms and Conditions, and the Long Term Plan. This Award is granted pursuant to the Plan and the Long Term Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions.

Name of Participant:
Grant Date:	February 5, 2026
Grant Number:
Target Number of Stock Units subject to the Award:
The maximum number of stock units subject to the award is two times the amount shown. The participant is eligible to receive up to the maximum number of stock units in accordance with the program design in the Long Term Plan Summary. The actual number of shares paid, if any, depends on the achievement level of the applicable performance criteria.

Restriction Period:	3 years
Restriction Period Commencement Date:	February 5, 2026
Restriction Period Termination Date:	February 5, 2029

By electronically accepting this Award, you acknowledge that you have received and read, and agree that this Award shall be subject to, the terms of this Grant Notice, the Plan, the Standard Terms and Conditions, and the Long Term Plan (including, but not limited to, the Committee’s discretionary authority under the Long Term Plan to determine the number of Stock Units payable with respect to the Award) and, if applicable, the Severance Policy (including, but not limited to, the Severance Policy’s requirement, if any, that you execute a general release of employment-related claims) and the Policy for Recoupment of Certain Compensation. You also hereby consent to the delivery of information (including, without limitation, information required to be delivered to you pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, and the Stock Units via Company website or other electronic delivery.

YOU HAVE ONE HUNDRED AND EIGHTY (180) DAYS FROM THE GRANT DATE SET FORTH IN THIS GRANT NOTICE TO ELECTRONICALLY ACCEPT THIS AWARD AND THE STANDARD TERMS AND CONDITIONS. IF YOU DO NOT ACCEPT THIS AWARD AND THE STANDARD TERMS AND CONDITIONS IN THE APPLICABLE 180 DAY PERIOD, YOU WILL FORFEIT THE PERFORMANCE STOCK UNITS THAT ARE THE SUBJECT OF THIS AWARD.

UNION PACIFIC CORPORATION
STANDARD TERMS AND CONDITIONS FOR
PERFORMANCE STOCK UNITS

These Standard Terms and Conditions apply to the Award of performance stock units granted pursuant to the Union Pacific Corporation 2021 Stock Incentive Plan, as amended (the “Plan”), which are evidenced by a Grant Notice that specifically refers to these Standard Terms and Conditions. In addition to these Standard Terms and Conditions, the performance stock units shall be subject to the terms of the Plan and the Long-Term Plan and, if applicable, the Severance Policy and the Policy for Recoupment of Certain Compensation, each as amended from time to time, which are incorporated into these Standard Terms and Conditions by reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company (as defined below) shall include a reference to any Subsidiary for which you are or have been employed. Additionally, references in these Standard Terms and Conditions to “you” or “your” shall refer to the Participant named in the Grant Notice provided to the Participant herewith (the “Grant Notice”), and such Participant’s heirs and beneficiaries.

By virtue of your position with the Company, and as consideration for executing this Union Pacific Corporation Standard Terms and Conditions For Performance Stock Units (the “Agreement), you have or will have access to the Company’s Confidential Information and Trade Secrets (as defined below) and to the Company’s relationships with its customers and prospective customers. You understand and agree that the use or disclosure of the Company’s Confidential Information and the interference with its relationships with customers and prospective customers may irreparably harm the Company and that the Company has a legitimate business interest in asking you to enter into the obligations set forth in this Agreement. Accordingly, the Company and you enter into this Agreement to set forth in detail certain terms, conditions and restrictions relating to your employment with the Company and to protect the Company’s Confidential Information and Trade Secrets and relationships with its customers and prospective customers during and after your employment with the Company. For purposes of this Agreement, any reference to the Company includes a reference to any subsidiary of Union Pacific Corporation for which you are or have been employed.

By electronically accepting the Award and these Standard Terms and Conditions, you acknowledge and agree to be bound by the following, which will survive your cessation from employment and the vesting or forfeiture of the Award:

PERFORMANCE STOCK UNITS

1.      TERMS OF PERFORMANCE STOCK UNITS

Union Pacific Corporation, a Utah corporation (the “Company”), has granted to you an award of a target number of performance stock units that may be earned at between 0% and 200% of the specified target level (the “Award” or the “Stock Units”) specified in the Grant Notice. Each Stock Unit represents the right to receive (i) one share of the Company’s common stock, $2.50 par value per share (the “Common Stock”) and (ii) a payment in cash equal to the amount of dividends that would have been payable on one share of Common Stock had you owned such Common Stock from the Grant Date specified in the Grant Notice through the payment date for such Stock Units (“Dividend Equivalent Payments”), in each case to the extent that the applicable Performance Criteria described below have been satisfied. The Award is subject to the terms and conditions set forth in the Grant Notice, these Standard Terms and Conditions, the Plan, the Long Term Plan and, if applicable, the Severance Policy and the Policy for Recoupment of Certain Compensation, each as amended.

2.      VESTING OF PERFORMANCE STOCK UNITS

The Award shall not be vested as of the Grant Date set forth in the Grant Notice and shall be forfeitable until the end of the Restriction Period as set forth in the Grant Notice (the “Restriction Period Termination Date”), unless otherwise provided under these Standard Terms and Conditions and, for the avoidance of doubt, specifically subject to Section 3 hereof. After the end of the Restriction Period, subject to your continued employment with the Company through the Restriction Period Termination Date and to termination or acceleration as provided in these Standard Terms and Conditions, the Plan, the Long Term Plan and, if applicable, the Severance Policy, and to the extent certified by the Committee as described below, the Award (including related Dividend Equivalent Payments) shall become vested as of the Restriction Period Termination Date with respect to that number of Stock Units determined by the Committee to be paid pursuant to the Award. Unless the Committee shall determine otherwise, any period of time in which you are on a leave of absence during the Restriction Period in accordance with a leave of absence policy adopted by the Company shall count toward satisfaction of the Restriction Period.

3.      PERFORMANCE CRITERIA

The “Performance Criteria” are average annual Return on Invested Capital (“ROIC”) and relative Operating Income Growth (“OIG”). The definition and calculation of annual ROIC and relative OIG shall be determined in accordance with the Long-Term Plan.

You may earn Stock Units at the conclusion of the Restriction Period (or such earlier time as may be provided in Section 6) based on the Company’s satisfaction of the Performance Criteria in accordance with the ROIC targets and payout schedule and the relative OIG targets and payout schedule approved by the Committee, as determined and certified by the Committee (or the Committee’s delegate) in its sole discretion (the “Certification Date”). To the extent certified by the Committee, you may earn up to two times the Stock Unit Target Award as shown on the Grant Notice based on the average of all three fiscal years (2026, 2027 and 2028) of ROIC performance achieved and the Company’s relative OIG percentile ranking (which is based on the Company’s OIG performance over the three fiscal year period as compared to the OIG performance over that period of the constituent companies of the S&P 100 Industrials Index and Class I Railroads as set forth in the Long Term Plan), as determined and certified by the Committee (or the Committee’s delegate) in its sole discretion. Notwithstanding the foregoing, the Committee retains the discretion under the Long-Term Plan to determine the number of Stock Units payable with respect to your Award.

4.      DIVIDEND EQUIVALENT PAYMENTS

You are not entitled to receive cash dividends on the Stock Units, but will receive Dividend Equivalent Payments in an amount equal to the value of the cash dividends that would have been paid (based on the record date for such dividends) on the number of shares of Common Stock equal to the number of Stock Units which are earned (as determined by the Committee) based on the achievement of the applicable Performance Criteria as if such shares had been outstanding between the Grant Date and the payment date of such shares of Common Stock. Dividend Equivalent Payments shall not be adjusted for interest, earnings or assumed reinvestment. Except as provided in the immediately following paragraph, Dividend Equivalent Payments shall be paid to you at the time the earned shares of Common Stock to which those Dividend Equivalent Payments relate are delivered (or would be delivered in the absence of a deferral election made by you as described in Section 6(vii)) under Section 6(i) – (vi), as applicable. Distribution of Dividend Equivalent Payments shall be subject to the Company’s collection of all tax withholding obligations applicable to such distribution. No Dividend Equivalent Payment shall be paid or distributed on Stock Units (or shares underlying the Stock Units) that are forfeited or that otherwise do not vest and are not issued or issuable under the Award.

If you have elected to defer receipt of earned Stock Units in accordance with the terms of the Deferred Compensation Plan of Union Pacific Corporation (the “Deferred Compensation Plan”), Dividend Equivalent Payments with respect to such earned and deferred Stock Units which relate to dividends paid on and after the date of the deferral of such Stock Units (i.e., the date that the Stock Units would have been payable to you under the Plan had such Stock Units not been deferred under the Company’s Deferred Compensation Plan) shall be credited as part of the Award Account (as defined in the Deferred Compensation Plan) under the Company’s Deferred Compensation Plan, and shall be deferred for payment at the same time as the Award Account is paid under the terms of the Company’s Deferred Compensation Plan.

Notwithstanding the foregoing, the Company may delay payment of a Dividend Equivalent Payment as described in Section 6(viii) hereof.

5.      RESTRICTIONS

Unless provided otherwise by the Committee, the following restrictions apply to the Stock Units:

(i)          You shall be entitled to delivery of the shares of Common Stock underlying the Stock Units only as specified in Section 6 hereof;

(ii)        All of the Stock Units shall be forfeited and all of your rights to such Stock Units and the right to receive Common Stock (and related Dividend Equivalent Payments) shall terminate without further obligation on the part of the Company in the event of your Separation from Service with the Company without having a right to delivery of shares of Common Stock under Section 6 hereof; and

(iii)        Any Stock Units not earned as of the Restriction Period Termination Date shall be forfeited and all of your rights to such Stock Units, including any Dividend Equivalent Payments, shall terminate without further obligation on the part of the Company.

6.      ACCELERATION/LAPSE OF RESTRICTION PERIOD

Unless determined otherwise by the Committee and subject to Sections 6(vii) and 6(viii) hereof, the Stock Units shall be treated as follows:

(i)         Following the end of the Restriction Period and provided you have remained continuously employed by the Company through the Restriction Period Termination Date and absent any Change of Control before the Restriction Period Termination Date in which the acquiring or surviving company in the transaction does not assume or continue the outstanding Stock Units, shares of Common Stock equal to the number of Stock Units which are earned (as determined by the Committee) based on the achievement of the applicable Performance Criteria shall be delivered to you (through your account at the Company's third party stock plan administrator, if applicable) free of all restrictions except subject to the covenants contained in these Standard Terms and Conditions. The payment of the Stock Units under this Section 6(i) shall be made to you within thirty (30) days of the Restriction Period Termination Date, but in no event later than the last day of the calendar year that includes the Restriction Period Termination Date.

(ii)         If you: (A) have a Separation from Service with the Company due to (1) death, or (2) Retirement (as such term is defined below in this Section 6(ii)); or (B) are determined to be disabled under the provisions of an applicable long-term disability plan of the Company (“Disability”) (each a “Lapse Event”), prior to the Restriction Period Termination Date and prior to a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue the outstanding Stock Units, you, your estate or your beneficiary, as applicable (each a “Payee”), shall be entitled to receive shares of Common Stock equal to the number of Stock Units which are earned (as determined by the Committee) based on the average of all three fiscal years (2026, 2027 and 2028) of the applicable ROIC and relative OIG performance achieved. The payment of the Stock Units earned under this Section 6(ii) shall be made within thirty (30) days of the Restriction Period Termination Date, but in no event later than the last day of the calendar year that includes the Restriction Period Termination Date. The Stock Units paid in accordance with this Section 6(ii) remain subject to the covenants contained in these Standard Terms and Conditions. If you have a Lapse Event and subsequently return to employment with the Company before the end of the Restriction Period, you will not be eligible to earn additional Stock Units beyond those described in this Section 6(ii). “Retirement” shall mean your Separation from Service occurring on or after both December 31, 2026, and your attainment of one of the following: (i) age 55 with at least 10 years of vesting service; (ii) age 60 with at least 5 years of vesting service; or (iii) age 65. For this purpose, vesting service shall be calculated by applying the rules for determining “Vesting Service” under the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (“UPC Pension Plan”), regardless of whether you were ever a participant in the UPC Pension Plan.

(iii)         If there is a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue the outstanding Stock Units and such Change in Control occurs prior to both your Separation from Service for any reason and the Restriction Period Termination Date, shares of Common Stock equal to the number of Stock Units which are earned (as determined by the Committee) based on achievement of the applicable Performance Criteria through the end of each fiscal year ending prior to the occurrence of such Change in Control and through the end of the most recent fiscal quarter ending prior to the date of the Change in Control shall be delivered to you (through your account at the Company’s third party administrator, if applicable) free of all restrictions except subject to the covenants contained in these Standard Terms and Conditions. No additional Stock Units granted as part of the Award may be earned following the Change in Control. Shares of Common Stock to which you are entitled pursuant to this Section 6(iii) shall be delivered as soon as administratively practicable following the date on which the Change in Control occurs, but in no event later than two and one-half (2½) months following the end of the calendar year that includes the date on which the Change in Control occurs.

(iv)         Except as provided in Section 6(v) hereof, if you have a Separation from Service with the Company prior to both you having satisfied the age and service criteria for Retirement and the Restriction Period Termination Date and, as a result of such Separation from Service, you are eligible for and entitled to payment of severance benefits under the provisions of a Severance Policy that include waiver of the continuous employment requirement applicable to the Stock Units, shares of Common Stock equal to the number or portion of the Stock Units determined under such Severance Policy, which are earned (as determined by the Committee) based on achievement of the Performance Criteria through the end of the fiscal year 2026, 2027 or 2028 (or portion thereof), as established under the Severance Policy, and for which the continuous employment requirement has been waived under the Severance Policy shall be delivered to you (through your account at the Company's third party stock plan administrator, if applicable) free of all restrictions except subject to the covenants contained in these Standard Terms and Conditions. The payment of the Stock Units under this Section 6(iv) shall be made at the time designated under the Severance Policy, but in no event later than two and one-half (2½) months following the end of the calendar year that includes the date on which the Separation from Service occurs.

(v)         If you have not satisfied the age and service criteria for Retirement and have a Separation from Service prior to the Restriction Period Termination Date because your employment is involuntarily terminated by the Company (other than a termination as a result of your Disability, cause or gross misconduct as determined by the Committee), within twenty-four (24) months following a Change in Control, shares of Common Stock equal to the number of Stock Units which are earned (as determined by the Committee) based on achievement of the applicable Performance Criteria through the end of each fiscal year ending prior to the occurrence of such Change in Control and through the end of the most recent fiscal quarter ending prior to the date of the Change in Control shall be delivered to you (through your account at the Company’s third party administrator, if applicable) free of all restrictions except subject to the covenants contained in these Standard Terms and Conditions. The payment of the Stock Units under this Section 6(v) shall be made as soon as administratively practicable following your Separation from Service, but in no event later than two and one-half (2½) months following the end of the calendar year that includes the date on which the Separation from Service occurs.

(vi)         Except as otherwise provided in this Section 6, all of the Stock Units shall be forfeited and all of your rights to such Stock Units shall terminate without further obligation on the part of the Company unless you remain in the continuous employment of the Company (such continuous employment shall, for this purpose, include a period of time during which you are absent from active employment in accordance with a leave of absence policy adopted by the Company) until the earlier of the Restriction Period Termination Date or a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue the outstanding Stock Units. Notwithstanding the foregoing, the Committee may, if it finds that the circumstances in the particular case so warrant and subject to your satisfaction of any conditions the Company may require, allow you, even if you cease to be so continuously employed and have a Separation from Service prior to the earlier of the Restriction Period Termination Date or such Change in Control, to vest in some or all of the Stock Units which are earned (as determined by the Committee) based on achievement of the applicable Performance Criteria through the end of the fiscal year ending prior to the year in which such Separation from Service occurs. In such event, the payment of the Stock Units under this Section 6(vi) shall be made as soon as administratively practicable following the date on which the Committee authorizes such payment, but in no event later than two and one-half (2½) months following the end of the calendar year that includes the date on which your Separation from Service occurs. The Stock Units paid in accordance with this Section 6(vi) remain subject to the covenants contained in these Standard Terms and Conditions.

(vii)         Notwithstanding the foregoing, you may elect to defer receipt of payment of shares underlying the Stock Units to the extent and according to the terms, if any, provided by the Deferred Compensation Plan. If you so elect to defer payment of shares underlying the Stock Units, such payments will be made in accordance with the Deferred Compensation Plan and with any payments of Dividend Equivalent Payments made in accordance with the provisions of Section 4.

(viii)         Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the delivery of shares hereunder would violate any federal, state or other applicable laws and/or may issue shares subject to any restrictive legend that, as determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements. Furthermore, the date on which shares are delivered to you (and any Dividend Equivalent Payment thereon) may include a delay to provide the Company such time as it determines appropriate to calculate and certify the extent to which the Performance Criteria were satisfied and to calculate and address tax withholding and/or other administrative matters; provided, however, that delivery of shares of Common Stock underlying the Stock Units (including any Dividend Equivalent Payments) for Stock Units that are determined to be exempt from the requirements of Internal Revenue Code § 409A shall in all events be made at a time that satisfies the “short-term deferral” exception described in Treas. Reg. section 1.409A-1(b)(4) and for Stock Units subject to Internal Revenue Code section 409A shall in all events be made at a time that satisfies Treas. Reg. 1.409A-2(b)(7).

7.      AT-WILL EMPLOYMENT & DUTY OF LOYALTY

You acknowledge that your employment with the Company is terminable at will by both you and the Company, unless otherwise provided in a contract with the Company, and that nothing in this Agreement is intended to change that relationship. During employment, you shall serve the Company as a loyal employee and fiduciary, devote your best efforts, energy and skill to the discharge of your duties, and perform all the duties and obligations required of you in a loyal and conscientious manner.

8.     PROTECTION OF CONFIDENTIAL INFORMATION AND TRADE SECRETS

A.     CONFIDENTIAL INFORMATION AND TRADE SECRETS

You acknowledge that the Company regards certain information relating to its business and operations as confidential. This includes, but is not limited to, all non-public and proprietary information concerning the assets, business or affairs of the Company or any customers thereof ("Confidential Information"). You further acknowledge that the Company has certain information that derives economic value from not being known to the general public or to others who could obtain economic value from its disclosure or use, as to which the Company takes reasonable efforts to protect its secrecy ("Trade Secrets").

B.     TYPES OF CONFIDENTIAL INFORMATION OR TRADE SECRETS

You acknowledge that you did have, currently have, and/or in the future will have developed, obtained, and/or been given access to the Company's Confidential Information or Trade Secrets. By way of example only, the Company's Confidential Information or Trade Secrets may include, but are not limited to: information about rates or costs; customer or supplier agreements and negotiations; business opportunities; scheduling and delivery methods; business and marketing plans; financial information or plans; communications within the attorney-client privilege or other privileges; operating procedures and methods; construction methods and plans; proprietary computer systems design, programming or software; strategic plans; succession plans; proprietary company training programs; employee performance, compensation or benefits; negotiations or strategies relating to collective bargaining agreements and/or labor disputes; and policies and internal or external claims or complaints regarding personal injuries, employment laws or policies, environmental protection, or hazardous materials. You agree that any unauthorized disclosures by you to any third party of such Confidential Information or Trade Secrets would be a material violation of this Agreement, would constitute gross misconduct, and would cause irreparable harm to the Company.

Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

For employees based in California: You understand and acknowledge nothing contained in this Agreement is intended to prohibit you from disclosing or discussing your compensation or working conditions with anyone, nor does it prohibit you from reporting to a governmental authority anything that you suspect may be a violation of law or unsafe working condition, nor does it prohibit you from disclosing or discussing any information governed by the provisions of California Labor Code sections 96(k), 232, 232.5, 1102.5, or 1197.5(k)(1), California Government Code Section 12964.5, or the NLRA.

For employees based in District of Columbia: Irrespective of whether you are a “covered employee” under the “Ban on Non-Compete Agreements Amendment Act of 2020 as modified by the Non-Compete Clarification Amendments Act of 2020 (the “D.C. Act”) conduct involving disclosure of confidential, proprietary, or sensitive information, client lists, customer lists, or a trade secret, as that term is defined in Section 36-401(4) of the Uniform Trade Secrets Act of 1988 (D.C. Law 7-216; D.C. Official Code §36-401(4)) are prohibited and nothing in this Agreement shall be construed to limit or eliminate any rights or remedies the Company would have against you under trade secret law, unfair competition law, agency law or other laws applicable in the District of Columbia absent this Agreement.

C.         AGREEMENT TO MAINTAIN CONFIDENTIAL INFORMATION

You agree to not, unless you received prior written consent from the senior human resources officer or such other person designated in writing by the Company (hereinafter collectively referred to as the "Sr. HR Officer"), or unless ordered by a court or government agency, (i) divulge, use, furnish or disclose to any subsequent employer or, except to the extent necessary to perform your job responsibilities with the Company, any other person, whether or not a competitor of the Company, any Confidential Information or Trade Secrets, or (ii) retain or take with you when you leave the Company any property of the Company or any documents (including any electronic or computer records) relating to any Confidential Information or Trade Secrets.

D.         PRIOR NOTICE OF EMPLOYMENT

You acknowledge that if you become an employee, contractor, or consultant for any other person or entity engaged in the Business of the Company, as defined in Section 8(G), it would create a substantial risk that you would, intentionally or unintentionally, disclose or rely upon the Company’s Confidential Information or Trade Secrets for the benefit of the other person or entity to the detriment of the Company. You further acknowledge that such disclosures would be particularly damaging if made shortly after you leave the Company. You agree that while you are employed by or working for the Company and for a period of two (2) years after you leave the Company, before accepting any employment or affiliation with another person or entity engaged in the Business of the Company, as defined in Section 8(G), you will give written notice to the Sr. HR Officer of your intention to accept such employment or affiliation. You also agree to confer in good faith with the Sr. HR Officer concerning whether your proposed employment or affiliation could reasonably be expected to be performed without improper disclosure of Confidential Information or Trade Secrets.

E.         NON-SOLICITATION OF CUSTOMERS

In consideration for your employment and continued at-will employment with the Company, the financial and other benefits you received from that employment, the Award and access to Confidential Information and Trade Secrets, as defined in this Agreement, you agree that during employment with the Company and for a period of two (2) years following your departure from the Company, you will not (directly or indirectly, whether alone or in association with others) solicit or call on any Company customer, with whom you had Material Contact with, for the purpose of providing goods or services similar to those provided by the Company in its Business as defined below in Section 8(G). For the purposes of this Section 8(E), “Material Contact” means either: (a) personal contact with any Company customer during the last two (2) years of your employment; or (b) any Company customer about whom you obtained Confidential Information and/or Trade Secrets during the last two years of your employment.

F.         NON-SOLICITATION OF EMPLOYEES

In consideration for your employment and continued at-will employment with the Company, the financial and other benefits you received from that employment, the Award, and/or access to Confidential Information and Trade Secrets, as defined in this Agreement, you agree that during employment with the Company, and for a period of two (2) years following your departure from the Company, you will not (directly or indirectly, whether alone or in association with others), participate in hiring or attempting to hire away a Company employee or contractor, or induce or encourage any employees or contractors of the Company with whom you had personal contact or about whom you received Confidential Information to terminate their relationship with the Company, without prior written consent of the Sr. HR

Officer. This restriction applies to then-current employees or contractors as well as former employees or contractors within 90 days of their separation from the Company.

G.         NON-COMPETITION

In consideration for your employment and continued at-will employment with the Company, the financial and other benefits you received from that employment, the Award, and/or access to Confidential Information and Trade Secrets, as defined in this Agreement, you agree that during employment with the Company, and for a period of two (2) years following your departure from the Company, you will not (directly or indirectly, whether alone or in association with) engage in any activity for a competitive Business (as defined below) in which (i) the use, disclosure, or misappropriation of the Confidential Information and/or Trade Secrets you had access to or obtained during your employment with the Company may provide the competitive Business with a competitive advantage against the Company, and/or otherwise cause harm to the Company; or (ii) you would be in a position to solicit or otherwise contact, on behalf of the competitive Business, any current or prospective Company customers and clients with whom you had personal contact or about whom you learned Confidential Information and/or Trade Secrets during the last two years of your employment with the Company. The foregoing includes, without limitation, engagement as an officer, director, proprietor, employee, partner, manager, member, investor (other than as a holder of less than 2% of the outstanding capital stock of a publicly traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant within any State (as defined below) in which the Company does business. For the avoidance of doubt, the term “State” as used in this Agreement shall be interpreted to include any legal territory of the United States where the Company does business, including, by way of example, the District of Columbia, except as limited by Section 8(H).

Further, for purposes of this Agreement, the term “Business” means the transportation of goods in interstate commerce and related services in or through or for any State in which the Company or any of its affiliates provides such services directly or indirectly and any other activity that supports such operations including by the way of example but not limitation, marketing, information systems, logistics, technology development or implementation, terminal services and any other activity of the Company or any of its affiliates related to providing such services. This Section 8 (G) is not intended to prevent you from engaging in any activity that is not substantially the same as or competitive with the Company’s Business.

H.         SPECIFIC STATE LAW LIMITATIONS

Section 8 is subject to the following limitations or agreements for employees based in the specific States listed below. The Company agrees to these limitations solely for the purpose of compliance with each State’s laws. If your employment with the Company is not based in the following States, you agree that the Sections above apply to you in full.

(i)      For employees based in California:

(a)          Section (E) does not apply to you, except that you agree that you will be prohibited from solicitation of the Company’s clients by using the Company’s trade secrets, and/or providing services for anyone other than the Company by using the Company’s trade secrets.

(b)         Section (F) does not apply to you, except that you agree that you will be prohibited from solicitation of the Company's employees by using the Company's Trade Secrets.

(c)         Section (G) does not apply to you.

(ii)    For employees based in Colorado, Section (G) does not apply to you unless your annualized cash compensation from the Company exceeds the threshold set by the Colorado Department of Labor and Employment, Division of Labor Standards and Statistics. This threshold is $127,091 for 2025. If your annualized cash compensation does exceed these thresholds, Section (G) still only restricts you from engaging in any activity for a competitive Business (as defined above) in which the use, disclosure, or misappropriation of Trade Secrets you had access to or obtained during your employment with the Company may provide the competitive Business with a competitive advantage against the Company, and/or otherwise cause harm to the Company. Section (E) does not apply to you unless your annualized cash compensation from the Company exceeds the threshold set by the Colorado Department of Labor and Employment, Division of Labor Standards and Statistics. For 2025, this threshold is $76,254.

(iii)       For employees who perform work for the Company in the District of Columbia within the meaning of the "Ban on Non-Compete Agreements Amendment Act of 2020 as modified by the Non-Compete Clarification Amendments Act of 2022 (the "D.C. Act"):

(a)          Sections (E) and (G) do not apply to you unless you are reasonably expected to earn in a consecutive 12-month period or have earned in the preceding 12-month period, compensation greater than or equal to the threshold set by the D.C. act. As of 2025, this threshold is set at $158,363 (and, thereafter, this threshold will be an amount equal to the previous calendar year's minimum qualifying annual compensation, increased in proportion to the average annual increase, if any, in the Consumer Price Index for All Urban Consumers in the Washington Metropolitan Statistical Area for the preceding calendar year).  For purposes of this agreement, an employee based in the District of Columbia who meets this compensation threshold shall be deemed a “Highly Compensated Employee.” Further, Section (G), if it applies to you, is limited in time to twelve (12) months from the date of the cessation of your employment with the Company.

(b)    If you are a “Highly Compensated Employee” under the D.C. Act, then by signing this Agreement, you acknowledge that you have been given notice as follows when this Agreement was proposed to you:

“The District’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. Union Pacific Corporation has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES)”

(iv)       For employees based in Illinois:

(a)    Section (G) does not apply to you (i) unless you earn more than $75,000 per year (or any higher amount set by the Illinois Freedom to Work Act for future years), or (ii) if the Company terminates, furloughs, or lays you off as the result of business circumstances or governmental orders related to the COVID-19 pandemic or under circumstances that are similar to the COVID-19 pandemic, unless enforcement of the covenant not to compete includes compensation equivalent to your base salary at the time of cessation for the period of enforcement minus compensation earned through subsequent employment during the period of enforcement. Sections (E) and (F) do not apply to you (i) unless you earn more than $45,000 per year (or any higher amount set by the Illinois Freedom to Work Act for future years), or (ii) if the Company terminates, furloughs, or lays you off as the result of business circumstances or governmental orders related to the COVID-19 pandemic or under circumstances that are similar to the COVID-19 pandemic, unless enforcement of the covenant not to compete includes compensation equivalent to the your base salary at the time of cessation for the period of enforcement minus compensation earned through subsequent employment during the period of enforcement.

(b)    The phrase “prospective customers” shall be struck from Section 8.

(v)        For employees based in Louisiana, you agree that the Company operates throughout the State of Louisiana, and that Section 8 therefore applies in every parish and municipality in the State, which include Acadia Parish, Allen Parish, Ascension Parish, Assumption Parish, Avoyelles Parish, Beauregard Parish, Bienville Parish, Bossier Parish, Caddo Parish, Calcasieu Parish, Caldwell Parish, Cameron Parish, Catahoula Parish, Claiborne Parish, Concordia Parish, De Soto Parish, East Baton Rouge Parish, East Carroll Parish, East Feliciana Parish, Evangeline Parish, Franklin Parish, Grant Parish, Iberia Parish, Iberville Parish, Jackson Parish, Jefferson Davis Parish, Jefferson Parish, La Salle Parish, Lafayette Parish, Lafourche Parish, Lincoln Parish, Livingston Parish, Madison Parish, Morehouse Parish, Natchitoches Parish, Orleans Parish, Ouachita Parish, Plaquemines Parish, Pointe Coupee Parish, Rapides Parish, Red River Parish, Richland Parish, Sabine Parish, St. Bernard Parish, St. Charles Parish, St. Helena Parish, St. James Parish, St. John the Baptist Parish, St. Landry Parish, St. Martin Parish, St. Mary Parish, St. Tammany Parish,

Tangipahoa Parish, Tensas Parish, Terrebonne Parish, Union Parish, Vermilion Parish, Vernon Parish, Washington Parish, Webster Parish, West Baton Rouge Parish, West Carroll Parish, West Feliciana Parish, and Winn Parish.

(vi)        For employees based in Maine, Section (G) will not apply to you unless your annual compensation exceeds a threshold of 400% percent of the federal poverty level. For 2025, this threshold is $62,600.

(vii)       For employees based in Minnesota, Section (G) does not apply to you.

(viii)     For employees based in Nevada, Section (G) does not apply to you if you are paid solely on an hourly wage basis, exclusive of any tips or gratuities. Further, if the cessation of your employment is the result of a reduction of force, reorganization, or similar restructuring, Section (G) will only be enforceable during the period in which the Company is paying your salary, benefits, or equivalent compensation, including severance pay.

(ix)      For employees based in New York, Section (E) does not apply to any customer that became a customer of the Company only as a result of your independent contact and business development efforts with the customer before and independent from your employment with the Company.

(x)       For employees based in North Dakota, Sections (E) and (G) do not apply to you.

(xi)      For employees based in Oklahoma:

(a)          Section (E) only restricts you from directly (not indirectly) engaging in calling upon or soliciting the Company’s customers with whom you had personal contact or about whom you received Confidential or Trade Secret information, for the purpose of providing the customers with goods and/or services similar in nature to those provided by the Company in its Business as defined in Section (G), within any State in which the Company does business.

(b)          Sections (F) and (G) do not apply to you.

(xii)    For employees based in Oregon, Section (G) does not apply to you unless your annual compensation exceeds the statutory threshold (adjusted annually for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items) published by the Bureau of Labor Statistics of the United States Department of Labor). For 2025, this threshold is $116,427. Section (G) also does not apply to you unless you (i) perform predominantly intellectual, managerial, or creative tasks; (ii) exercise discretion and independent judgment; and (iii) are paid on a salary basis. Section (G) also does not apply to you unless (1) you personally received notice that you would be subject to a non-compete at least two weeks before you began employment, or (2) you became eligible to enter into this Agreement by virtue of a promotion or other bona fide advancement. Further, Section (G), if it applies to you, is limited in time to twelve (12) months from the date of your cessation of employment with the Company.

(xiii)        For employees based in Utah, Section (G), if it applies to you, is limited in time to twelve (12) months from the date of your cessation of employment with the Company.

(xiv)    For employees based in Virginia, Section (G) does not apply to you if your average weekly earnings, calculated as provided under Code of Virginia section 40.1-28.7:7 (the “Virginia Act”), are less than the average weekly wage of the Commonwealth as determined pursuant to subsection B of section 65.2-500, or you otherwise qualify as a “low-wage employee” under the Virginia Act. For 2025, this threshold is $76,081.20. You will not be considered a “low-wage employee” if your earnings are derived, in whole or in predominant part, from sales commissions, incentives, or bonuses paid by the Company. You also agree that the restrictive covenants in this Agreement are reasonably limited in nature and do not prohibit your employment with a competing business in a non-competitive position.

(xv)         For employees based in the State of Washington:

(a) Section (G) does not apply to you unless your annual earnings from your employment with the Company exceed the threshold established by the Washington Department of Labor and Industries pursuant to RCW 49.62.040. This threshold is $123,394.17 for 2025. If your employment with the Company is terminated as the result of a layoff, Section (G) does not apply unless, during the period of enforcement, the Company pays you compensation equivalent to your final base pay at the time of the cessation of employment, minus the amount of any compensation you earn through employment after the end of your employment with the Company, which new employment and compensation you agree to promptly and fully disclose. For purposes of this section, “layoff” means cessation of your employment by the Company for reasons of the Company’s insolvency or other purely economic factors, and specifically excludes cessation of your employment for any other reason, either with or without cause. In addition, nothing herein will restrict you from, while working for the Company, having an additional job, supplementing your income by working for another employer, working as an independent contractor, or being self-employed from this additional employment, if you do not earn at least twice the Washington minimum hourly wage, though you will be subject to the terms of this Agreement, the Company’s applicable policies, and the common law duty of loyalty. In addition to the other forms of protected conduct, nothing herein prohibits disclosure or discussion of conduct you reasonably believe to be illegal discrimination, illegal harassment, illegal retaliation, a wage-and-hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy. Further, Section (G), if it applies to you, is limited in time to 18 months from the date of your cessation of employment.

(b) Section (E) does not restrict solicitation of former customers of the Company or the mere acceptance or transaction of business with a customer, unless Section (G) also applies to you pursuant to the terms of Section (H)(xv)(a). For the avoidance of doubt, even if Section (G) does not apply to you, Section (E) still restricts the solicitation of current customers of the Company.

(c) You and the Company acknowledge and agree that the Agreement as modified by Section (H) is intended to comply with Chapter 49.44 RCW and Chapter 49.62 RCW and that to the maximum extent its language can be construed in a manner complying with Chapter 49.44 RCW and Chapter 49.62 RCW, it shall be so construed.

(xvi)        For employees based in Wyoming, Section (G) will not apply to you unless you have received access to Trade Secrets (“Information Requirements”) or are employed as (i) an executive; (ii) a manager; or (iii) professional staff to an executive or a manager (“Personnel Requirements”). You agree that if, at the time you sign this Agreement, your role does not meet the Information Requirements or Personnel Requirements, then the obligations in Section (G) will automatically become enforceable against you if and when you meet the Information Requirements or Personnel Requirements.

I.      TOLLING OF RESTRICTIONS

Except as otherwise provided in Section 8(H), if you breach any restriction set forth in Sections 8(E) through 8 (G), the applicable time period relating to such restriction shall be extended for a period of time equal to that period of time that you have been in breach (not to exceed the maximum duration specified for each such restriction).

9.      INJUNCTIVE RELIEF

You agree that each of the restraints contained herein is, in consideration for, and necessary for the protection of the goodwill, Confidential Information, Trade Secrets and other legitimate interests of the Company; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area, to the extent they apply in the State in which your employment with the Company is based; and that these restraints, neither individually nor in the aggregate, will not prevent you from obtaining other suitable employment during the period in which you are bound by such restraints. You further acknowledge that, if you breach any one or more of the covenants contained in Section 8, the damage to the Company would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, including, without limitation, the remedies set forth elsewhere in this Agreement, shall be entitled to injunctive relief against your breach or threaten breach of said covenants, to the extent they apply in the State in which your employment with the Company is based.

10.      VIOLATION OF PROMISES

You agree that if you violate any one or more of the promises set forth in Section 8 then, in lieu of or in addition to any other remedies available to Company as permitted by applicable law, all unvested Stock units subject to this Grant shall be immediately forfeited. If at any time the Committee or the Sr. HR Officer notifies (the date such notice is provided, the “Notice Date”) the Company that they reasonably believe that you have violated any one or more of the promises set forth in Section 8, the vesting of this Award may be suspended pending a determination of whether you violated any such provision by a tribunal as specified in Section 11 and 13. In addition, in lieu of or in addition to any remedy provided for in Section 9, at any time the Company may seek in any proceeding that you be required to immediately deliver to the Company any shares of Common Stock (or the fair market value thereof) and any related Dividend Equivalent Payments earned by or issued to you pursuant to this Grant at any time during the three (3) full fiscal years preceding your violation of Section 8. You agree that you will deliver such shares of Common Stock (or the fair market value thereof) and any related Dividend Equivalent Payments to the Company on such terms and conditions as may be required by the Company. You further agree that the Company will be entitled to enforce this repayment obligation by all legal means available, including, without limitation, to set off the market value of any such shares of Common Stock and any related Dividend Equivalent Payments against any amount that might be owed to you by the Company. For the avoidance of doubt, this Section 10 shall apply only to the extent you violate a promise set forth in Section 8 that is applicable in the State in which your employment with the Company is based, pursuant to Section 8(H).

GENERAL

11.    DISPUTE RESOLUTION

(i)         You and the Company each agree that any controversy, claim, or dispute arising out of or relating to this Agreement or arising out of or relating to your employment relationship with the Company or any of its affiliates, the termination of such relationship, your conduct following the termination of such relationship, or any application you submitted for employment with the Company, shall be resolved by binding arbitration before a neutral arbitrator on an individual basis only, and not in any form of class, collective, or private attorney general representative proceeding. By way of example only, claims subject to this agreement to arbitrate include claims litigated under federal, state and local statutory or common law, such as the Family Medical Leave Act, the Age Discrimination in Employment Act of 1967, Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1990, the Americans with Disabilities Act, the Federal Employers Liability Act, the Federal Railway Safety Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the law of contract and the law of tort. You and the Company each agree that such claims may be brought in an appropriate administrative forum, but if you or the Company seek a judicial forum to resolve the matter, this agreement for binding arbitration will become immediately effective, and you and the Company each hereby knowingly and voluntarily waive any right to have any such dispute tried and adjudicated by a judge or jury.

(ii)         The parties agree that they will first engage in good-faith efforts to resolve any disputes under this Agreement through direct negotiations before filing for arbitration in accordance with subpart (iii) below. Either party may initiate direct negotiations by providing written notice to the other party, outlining the nature of the dispute and the desired resolution, citing this section of the Agreement. Upon receipt of such notice, the parties will meet and confer to discuss the dispute and attempt to reach a mutually agreeable solution before filing for arbitration. If either party determines that direct negotiations have failed, the parties may proceed to submit their dispute to arbitration in accordance with subpart (iii) below.

(iii)          For disputes arising under Section 8 of this Agreement, the parties will submit the dispute, within thirty (30) business days following service of notice of such dispute by one party on the other, to the American Arbitration Association (AAA) for prompt resolution in the State in which your employment with the Company is based, under AAA rules for employment disputes. For all other disputes within the scope of subpart (i), the parties will submit the dispute, within 30 business days following service of notice of such dispute by one party on the other, to AAA for prompt resolution in Salt Lake City, Utah, also under AAA rules for employment disputes. In either case, there shall be a single arbitrator, chosen in accordance with AAA rules, who at such time shall be on AAA’s Judicial Panel. If there are no AAA arbitrators in the applicable State, another arbitrator shall be selected from that State or a neighboring State, but the arbitration will still be conducted in the State in which your employment with the Company is based. The decision of the arbitrator will be final and binding upon the parties, and judgment may be entered thereon in accordance with applicable law in any court having jurisdiction. The arbitrator shall have the authority to make an award of monetary damages and interest thereon. The arbitrator shall have no authority to award, and the parties hereby waive any right to seek or receive, specific performance or an injunction, punitive or exemplary damages, except that the arbitrator shall have authority to issue injunctive relief to enforce the covenants in Section 8, to the extent those covenants apply in the State in which your employment with the Company is based. The arbitrator will have no authority to order a modification or amendment of this Agreement, except that if the arbitrator finds any covenant in Section 8 of this agreement to be unenforceable as written, the arbitrator shall deem the agreement amended in order to give each such covenant its maximum effect, to the extent permitted by law in the State in which your employment with the Company is based. The arbitrator shall have the authority to award costs of arbitration, including reasonable attorney’s fees, to the prevailing party, but in the absence of such award the parties shall bear their own attorney and filing fees unless otherwise agreed upon mutually by the parties or required by law. The Company shall bear the cost of the arbitrator’s fees.

(iv)         Notwithstanding the foregoing, the Company may seek injunctive relief to enforce any one or more of the covenants set forth in Section 8 of this Agreement, in a court of competent jurisdiction, as set forth in Section 9 above. You specifically agree that a court of competent jurisdiction may enter preliminary injunctive relief to restrain violations of any of the covenants in Section 8 of this Agreement, pending arbitration or other litigation. For the avoidance of doubt, this provision only applies to the promises set forth in Section 8 to the extent that that Section is applicable in the State in which your employment with the Company is based.

12.    SEVERABILITY; MODIFICATION

If any provision of this Agreement, including but not limited to Section 8, or any portion thereof, is held to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be modified to the minimum extent necessary to comply with applicable law or, at the Company’s discretion, removed, and the remainder of this Agreement shall remain in full force and effect. No modification of this Agreement shall be valid unless in a written document signed by both parties that specifically references this Agreement, except as provided in Section 14. Furthermore, if any provision of this Agreement, including but not limited to Section 8, or any portion thereof, is determined by an arbitrator or court of competent jurisdiction to be unenforceable, such arbitrator or court is expressly authorized to modify that provision or portion to the minimum extent necessary to make it enforceable under applicable law and enforce it as so modified. To the extent such provision or portion cannot be rendered enforceable, it shall be deemed null and void, and the remainder of this Agreement shall remain in full force and effect.

For employees based in the State of California: Notwithstanding the foregoing, the parties agree they have attempted to limit the scope of the post-employment restrictions contained herein to the extent necessary to protect the Company’s Confidential Information and Trade Secrets. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable laws and public policies. Each term and provision of this Agreement is severable from the others and shall be enforced to the fullest extent possible. Accordingly, if any term or provision of this Agreement or any portion thereof is declared illegal or unenforceable by any court of competent jurisdiction, such provision or portion thereof shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect. If such interpretation is not possible, or not allowed, the illegal, invalid or unenforceable provision or portion of a provision will be severed from the Agreement and the remainder of this Agreement shall be enforced to the fullest extent possible, as if such severed provision were not included.

13.    CHOICE OF LAW; JURISDICTION

All questions pertaining to the construction, regulation, validity, and effect of this Agreement shall be determined in accordance with the laws of the State of Utah, without regard to the conflict of laws doctrine, with the exception of Section 8. All questions pertaining to the construction, regulation, validity, and effect of Section 8 shall be determined in accordance with the laws of the State in which your employment with the Company is based. With respect to any claim or dispute involving your Grant and/or these Standard Terms and Conditions or this Agreement that is not subject to the arbitration pursuant to Section 11 hereof, other than those arising from Section 8, you and the Company each hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in the county of Salt Lake City within the State of Utah and, recognizing the appropriateness of the State of Utah for any such matters due to the Company being incorporated in Utah, you and the Company hereby agree and consent to the state and federal courts located in the county of Salt Lake City within the State of Utah as the sole and exclusive forum for resolution of any and all claims, causes of action or disputes arising out of or related to your Award, these Standard Terms and Conditions (including all terms incorporated by reference into these Standard Terms and Conditions), or this Agreement, except that this venue requirement shall not apply to employees based in the States of California, Colorado, or Washington. Notwithstanding the foregoing, if you are an employee based in the States of California, Colorado, or Washington, all questions pertaining to the construction, regulation, validity, and effect of this Agreement shall be determined in accordance with the laws of the respective state that you are based in, without regard to the conflict of laws doctrine.

14.    AMENDMENTS

The Plan and these Standard Terms and Conditions may be amended or altered by the Committee or the Company’s Board of Directors to the extent provided in the Plan.

15.    RESTRICTIONS ON RESALES OF SHARES

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by you or other subsequent transfers by you of any Common Stock issued in respect of vested Stock Units, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by you and other holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

16.    INCOME TAXES

The Company shall not deliver shares in respect of any Stock Units unless and until you have made satisfactory arrangements to pay or otherwise satisfy all applicable tax withholding obligations. Unless you pay the tax withholding obligations to the Company by cash or check in connection with the delivery of the Common Stock and any related Dividend Equivalent Payments, withholding may be effected, at the Company’s option, by withholding Common Stock issuable in connection with the vesting of the Stock Units (provided that shares of Common Stock may be withheld only to the extent that such tax withholding will not result in adverse accounting treatment for the Company) or withholding any related Dividend Equivalent Payments. You acknowledge that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the Stock Units from any amounts payable by it to you (including, without limitation, future cash wages).

17.    ENTIRE AGREEMENT

This Agreement constitutes the entire understanding between you and the Company regarding the subject matter of this Agreement, except the Agreement does not in any way affect, modify, or nullify any other agreements you have entered into with the Company regarding confidentiality, trade secrets, non-solicitation, non-interference or unfair competition. Further, your obligations herein shall be in addition to, and shall not supersede or replace, any of your obligations created by any Company policies between the Company and you regarding confidentiality, trade secrets, non-solicitation, non-interference, or unfair competition.

You acknowledge that in executing this Agreement, you do not rely on any representation or statement by any representative of the Company concerning the subject matter of this Agreement, except as expressly set forth in the text of this Agreement.

18.    NON-TRANSFERABILITY OF AWARD

You understand, acknowledge and agree that, except as otherwise provided in the Plan, the Stock Units may not be sold, assigned, transferred, pledged or otherwise directly or indirectly encumbered or disposed of prior to the payment of the Common Stock to you. Your beneficiaries and anyone claiming an interest in the Stock Units through you are subject to all of the terms and conditions applicable to you, other than the covenants set forth in Section 8.

19.    CLAWBACK AND RECOUPMENT

If you are or become a Covered Executive or Other Executive under the Company’s Policy for Recoupment of Certain Compensation, you agree that your Award is subject to recoupment, including in connection with a financial restatement or any detrimental conduct, pursuant to and in accordance with the Company’s Policy for Recoupment of Certain Compensation, as amended from time to time, and pursuant to any other policy the Company may adopt pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, other applicable law, or stock exchange listing standard. No recovery of compensation under such a clawback policy shall be treated as an event giving rise to a right to terminate employment for “good reason” or “constructive termination” (or any similar term) under any agreement with the Company. In addition, if you are or become a Covered Executive or Other Executive under the Company’s Policy for Recoupment of Certain Compensation, you agree that that the Company shall not indemnify you against any liability or loss (including without limitation the loss of any incentive-based compensation, any payment or reimbursement for the cost of third-party insurance purchased by you to fund potential recovery obligations with respect to the Company’s Policy for Recoupment of Certain Compensation, or any judgments, fines, taxes, penalties or amounts paid in settlement by or on behalf of you) incurred by you in connection with or as a result of any action taken by the Company to enforce the terms of the Company’s Policy for Recoupment of Certain Compensation (a “Clawback Proceeding”), or provide any indemnification or advancement of expenses (including attorneys’ fees) incurred by you in connection with any such Clawback Proceeding.

20.    LIMITATION OF INTEREST IN SHARES SUBJECT TO RESTRICTED STOCK UNITS

Neither you (individually or as a member of a group) nor any beneficiary or other person claiming, under or through you shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or the Key Employee Continuity Plan, or subject to the Grant Notice or these Standard Terms and Conditions, except as to such shares of Common Stock, if any, as shall have been issued to such person upon vesting of the Stock Units, which shares shall remain subject to the conditions set forth in these Standard Terms and Conditions. Nothing in the Plan, in the Key Employee Continuity Plan, in the Grant Notice, in these Standard Terms and Conditions, or in any other instrument executed pursuant to the Plan shall confer upon you any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate your employment at any time for any lawful reason.

21.    OTHER AGREEMENTS SUPERSEDED

The Grant Notice, these Standard Terms and Conditions, the Plan and the Long-Term Plan constitute the entire understanding between you and the Company regarding the Stock Units. Any prior agreements, commitments or negotiations concerning the Stock Units are superseded.

22.    REVIEW PERIOD/NOTICE FOR CERTAIN EMPLOYEES

IF YOU ARE EMPLOYED BY THE COMPANY IN THE STATE OF COLORADO AND ARE SUBJECT TO THE RESTRICTIONS IN SECTIONS 8 (E), (F) and (G), YOU ACKNOWLEDGE THAT YOU RECEIVED THIS AGREEMENT BEFORE THE EARLIER OF ITS EFFECTIVE DATE OR THE EFFECTIVE DATE OF ANY ADDITIONAL COMPENSATION OR CHANGE IN THE TERMS OR CONDITIONS OF EMPLOYMENT THAT PROVIDES CONSIDERATION FOR THE COVENANTS IN THIS AGREEMENT. YOU ACKNOWLEDGE THAT

YOU HAVE 14 CALENDAR DAYS FROM THE DAY YOU RECEIVED THIS AGREEMENT TO REVIEW IT AND THAT YOU ARE ADVISED TO CONSULT LEGAL COUNSEL PRIOR TO SIGNING IT.

IF YOU ARE EMPLOYED BY THE COMPANY IN THE DISTRICT OF COLUMBIA AS A “HIGHLY COMPENSATED EMPLOYEE,” AS DEFINED IN SECTION 8 (H), YOU ACKNOWLEDGE THAT YOU HAVE HAD AT LEAST 14 CALENDAR DAYS BEFORE YOU BEGAN YOUR EMPLOYMENT TO REVIEW THIS AGREEMENT, OR IF YOU ARE A CURRENT EMPLOYEE, 14 DAYS FROM THE DAY YOU RECEIVED THIS AGREEMENT TO REVIEW IT. PLEASE ALSO TAKE NOTICE THAT THE DISTRICT’S BAN ON NON-COMPETE AGREEMENTS AMENDMENT ACT OF 2020, AS AMENDED, LIMITS THE USE OF NON-COMPETE AGREEMENTS. IT ALLOWS EMPLOYERS TO REQUEST NON-COMPETE AGREEMENTS FROM HIGHLY COMPENSATED EMPLOYEES, AS THAT TERM IS DEFINED IN THE BAN ON NON-COMPETE AGREEMENTS AMENDMENT ACT OF 2020, AS AMENDED, UNDER CERTAIN CONDITIONS. IF YOU MEET THE COMPENSATION THRESHOLDS SET FORTH IN SECTION 8(H)(iii), THE COMPANY HAS DETERMINED THAT YOU ARE A HIGHLY COMPENSATED EMPLOYEE. FOR MORE INFORMATION ABOUT THE BAN ON NON-COMPETE AGREEMENTS AMENDMENT ACT OF 2020, AS AMENDED, CONTACT THE DISTRICT OF COLUMBIA DEPARTMENT OF EMPLOYMENT SERVICES (DOES).

IF YOU ARE EMPLOYED BY THE COMPANY IN THE STATE OF ILLINOIS, YOU ACKNOWLEDGE THAT YOU HAVE AT LEAST 14 CALENDAR DAYS FROM THE DAY YOU RECEIVED THIS AGREEMENT TO REVIEW IT AND THAT YOU ARE ADVISED TO CONSULT LEGAL COUNSEL PRIOR TO SIGNING IT.

IF YOU ARE EMPLOYED BY THE COMPANY IN THE COMMONWEALTH OF VIRGINIA, YOU ACKNOWLEDGE THAT YOU HAVE BEEN PROVIDED A COPY OF THIS AGREEMENT AT LEAST THREE BUSINESS DAYS BEFORE THE DEADLINE TO SIGN THIS AGREEMENT.

IF YOU ARE EMPLOYED BY THE COMPANY IN THE STATE OF WASHINGTON, YOU ACKNOWLEDGE THAT IF THIS AGREEMENT IS ENTERED INTO AFTER THE START OF YOUR EMPLOYMENT, YOU RECEIVED INDEPENDENT CONSIDERATION FOR ENTERING INTO THIS AGREEMENT. IF YOU ARE A NEW EMPLOYEE, YOU ACKNOWLEDGE THAT YOU HAVE RECEIVED THIS AGREEMENT OR A WRITTEN DESCRIPTION OF ITS COVENANTS NO LATER THAN THE TIME OF THE INITIAL ORAL OR WRITTEN ACCEPTANCE OF THE OFFER OF EMPLOYMENT.

23.    ASSIGNMENT; SUCCESSORS AND ASSIGNS

Neither the Company nor you may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party. Notwithstanding the foregoing, the Company may assign its rights under this Agreement without any such further consent by you to any successor in interest to the Company including in the event that the Company shall effect a reorganization, consolidate with, or merge into any other corporation, limited liability company, partnership, organization, or other entity, or transfer all or substantially all of its properties or assets to any other corporation, limited liability company, partnership, organization or other entity, in which event all references to the “Company” shall be deemed to mean the assignee or a designated affiliate of the assignee. You hereby consent to such assignment as set forth in the immediately preceding sentence and further acknowledges and agrees that no further consent by you is necessary to make such assignment. This Agreement shall inure to the benefit of and be binding upon the Company and you, their respective successors, executors, administrators, heirs, and permitted assigns. This Agreement may be enforced by the Company’s successors and assigns. Your obligations under this Agreement shall survive any changes made in the future to your employment terms, including but not limited to changes in compensation, benefits, bonus plans, job title, reporting structure, and job responsibilities.

For employees based in Nevada, you further agree that you had a full and fair opportunity to negotiate the terms of this Section 23 prior to entering into this Agreement, that you and the Company negotiated this Section 23 at arms’ length, and that you have or will receive consideration for this Section 23 which is separate from and in addition to the consideration given in exchange for the other provisions of this Agreement.

BY ELECTRONICALLY ACCEPTING THIS AGREEMENT VIA THE COMPANY’S DESIGNATED EQUITY PLATFORM (CURRENTLY E*TRADE), EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT.

The Company and Employee have entered into and executed this Agreement as of the Effective Date listed above, which may be evidenced by Employee’s electronic acceptance recorded by the equity platform.